                                                                                       EXHIBIT 12(b)

                                      HOUSEHOLD FINANCIAL CORPORATION LIMITED

                                         RATIO OF EARNINGS TO FIXED CHARGES
                           (EXCLUDING CAPITALIZED INTEREST AND ONE-THIRD RENTAL EXPENSE)

                                                                                            Quarter Ended
                                                         Years Ended                          March 31,
                                    ---------------------------------------------------     -------------
                                       1995      1994      1993      1992      1991         1996      1995
                                       ----      ----      ----      ----      ----         ----      ----
Before tax income (loss)               13,406  (26,402)  (48,673)  (48,679)  (46,269)          37   ( 3,634)
Fixed charges interest expense        202,052  192,160   207,073   227,528   267,807       29,659    57,966
Total earnings                        215,458  165,758   158,400   178,849   221,538       29,696    54,332
Ratio of earnings to fixed charges       1.07     0.86      0.76      0.79      0.83         1.00      0.94

                                           RATIO OF EARNINGS TO FIXED CHARGES
                              (INCLUDING CAPITALIZED INTEREST AND ONE-THIRD RENTAL EXPENSE)

                                                                                             Quarter Ended
                                                         Years Ended                          March 31,
                                    ---------------------------------------------------     ------------
                                       1995      1994      1993      1992      1991         1996      1995
                                       ----      ----      ----      ----      ----         ----      ----
Income (loss) from continuing
  operations                            7,078  (15,198)  (25,276)  (26,842)  (24,893)     (    68)  ( 2,164)
Income tax expense (benefit)            6,328  (11,204)  (23,397)  (21,837)  (21,376)         105   ( 1,470)
Fixed charges:
    Interest expense                  202,052  192,160   207,073   227,528   267,807       29,659    57,966
    Interest portion of rentals         2,670    2,972     3,223     4,632     4,885          599       725
                                      -------  -------   -------   -------   -------       ------   -------
        Total fixed charges           204,722  195,132   210,296   232,160   272,692       30,258    58,691
                                      -------  -------   -------   -------   -------       ------   -------
        Total earnings as
          defined/1/                  218,128  168,730   161,623   183,481   226,423       30,295    55,057
                                      -------  -------   -------   -------   -------       ------   -------
Ratio of earnings to fixed charges       1.07     0.86      0.77      0.79      0.83         1.00      0.94
                                      =======  =======   =======   =======   =======       ======   =======

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     /1/  Earnings consist of income from continuing operations to which has been added income taxes and fixed charges.